                                                                     EXHIBIT 2.1


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                         AGREEMENT AND PLAN OF MERGER


                                BY AND BETWEEN


                           COMPASS BANCSHARES, INC.


                                      AND

                          ALBRECHT & ASSOCIATES, INC.


                          Dated as of August 3, 1998






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                               TABLE OF CONTENTS

                                                                          Page

ARTICLE I..................................................................  1
     THE MERGER............................................................  1
         SECTION 1.1   The Merger..........................................  1
         SECTION 1.2   Effective Time......................................  1
         SECTION 1.3   Certain Effects of the Merger.......................  1
         SECTION 1.4   Certificate of Incorporation and By-Laws............  2
         SECTION 1.5   Directors and Officers..............................  2
         SECTION 1.6   Conversion of Shares................................  2
         SECTION 1.7   Pooling Transfer Restrictions Agreement.............  3
         SECTION 1.8   Closing.............................................  3

ARTICLE II.................................................................  4
     EXCHANGE OF SHARES....................................................  4
         SECTION 2.1   Exchange of Shares..................................  4

ARTICLE III................................................................  5
     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................  5
         SECTION 3.1   Organization and Qualification......................  5
         SECTION 3.2   Company Capitalization..............................  5
         SECTION 3.3   Equity Ownership....................................  5
         SECTION 3.4   Authority Relative to the Agreement.................  5
         SECTION 3.5   No Violation........................................  6
         SECTION 3.6   Consents and Approvals..............................  6
         SECTION 3.7   Regulatory Reports..................................  7
         SECTION 3.8   SEC Status; Securities Issuances....................  7
         SECTION 3.9   Financial Statements................................  7
         SECTION 3.10  Absence of Certain Changes..........................  7
         SECTION 3.11  Company Indebtedness................................  9
         SECTION 3.12  Litigation..........................................  9
         SECTION 3.13  Tax Matters.........................................  9
         SECTION 3.14  Employee Benefit Plans.............................. 10
         SECTION 3.15  Employment Matters.................................. 13
         SECTION 3.16  Leases, Contracts and Agreements.................... 13
         SECTION 3.17  Related Company Transactions........................ 13
         SECTION 3.18  Compliance with Laws................................ 14
         SECTION 3.19  Insurance........................................... 14
         SECTION 3.20  Patents, Trademarks and Copyrights.................. 14
         SECTION 3.21  Environmental Compliance............................ 14
         SECTION 3.22  Regulatory Actions.................................. 15
         SECTION 3.23  Title to Properties; Encumbrances................... 15

                                     2.1-ii

         SECTION 3.24  Shareholder List.................................... 16
         SECTION 3.25  Section 368 Representations......................... 16
         SECTION 3.26  Employee Stock Options.............................. 17
         SECTION 3.27  Accounting Matters.................................. 17
         SECTION 3.28  Investment Representations.......................... 17
         SECTION 3.29  Year 2000 Representation............................ 17
         SECTION 3.30  Representations Not Misleading...................... 17

ARTICLE IV................................................................. 18
     REPRESENTATIONS AND WARRANTIES OF COMPASS............................. 18
         SECTION 4.1   Organization and Authority.......................... 18
         SECTION 4.2   Authority Relative to Agreement..................... 18
         SECTION 4.3   Financial Reports................................... 19
         SECTION 4.4   Capitalization...................................... 20
         SECTION 4.5   Consents and Approvals.............................. 20
         SECTION 4.6   Availability of Compass Common Stock................ 20
         SECTION 4.7   Representations Not Misleading...................... 20

ARTICLE V.................................................................. 20
     COVENANTS OF THE COMPANY.............................................. 20
         SECTION 5.1   Affirmative Covenants of the Company................ 20
         SECTION 5.2   Negative Covenants of the Company................... 22

ARTICLE VI................................................................. 24
     ADDITIONAL AGREEMENTS................................................. 24
         SECTION 6.1   Access To, and Information Concerning, Properties
                       and Records......................................... 24
         SECTION 6.2   Filing of Regulatory Approvals...................... 24
         SECTION 6.3   Miscellaneous Agreements and Consents............... 24
         SECTION 6.4   Company Indebtedness................................ 24
         SECTION 6.5   Best Good Faith Efforts............................. 25
         SECTION 6.6   Exclusivity......................................... 25
         SECTION 6.7   Public Announcement................................. 25
         SECTION 6.8   Employee Benefit Plans.............................. 25
         SECTION 6.9   Certain Tax Matters................................. 26
         SECTION 6.10  Principal Compensation.............................. 27
         SECTION 6.11  Employee Retention/Severance Payments............... 27

ARTICLE VII................................................................ 28
     CONDITIONS TO CONSUMMATION OF THE MERGER.............................. 28
         SECTION 7.1   Conditions to Each Party's Obligation to Effect the
                       Merger.............................................. 28

                                    2.1-iii

         SECTION 7.2   Conditions to the Obligations of Compass and Compass
                       Texas to Effect the Merger.......................... 28
         SECTION 7.3   Conditions to the Obligations of the Company to
                       Effect the Merger................................... 30

ARTICLE VIII............................................................... 31
     TERMINATION; AMENDMENT; WAIVER........................................ 31
         SECTION 8.1   Termination......................................... 31
         SECTION 8.2   Effect of Termination............................... 31
         SECTION 8.3   Amendment........................................... 31
         SECTION 8.4   Extension; Waiver................................... 32

ARTICLE IX................................................................. 32
     SURVIVAL.............................................................. 32
         SECTION 9.1   Survival of Representations, Warranties and
                       Covenants........................................... 32

ARTICLE X.................................................................. 32
     MISCELLANEOUS......................................................... 32
         SECTION 10.1  Expenses............................................ 32
         SECTION 10.2  Brokers and Finders................................. 32
         SECTION 10.3  Entire Agreement; Assignment........................ 33
         SECTION 10.4  Further Assurances.................................. 33
         SECTION 10.5  Enforcement of the Agreement........................ 33
         SECTION 10.6  Severability........................................ 33
         SECTION 10.7  Notices............................................. 33
         SECTION 10.8  Governing Law....................................... 35
         SECTION 10.9  Descriptive Headings................................ 35
         SECTION 10.10 Parties in Interest................................. 35
         SECTION 10.11 Counterparts........................................ 35
         SECTION 10.12 Incorporation by References......................... 35
         SECTION 10.13 Certain Definitions................................. 35

ATTACHMENTS

     EXHIBITS

          A.   Letter of Transmittal

          B.   Pooling Transfer Restrictions Agreement

          C.   Pooling of Interest Criteria

          D.   Investment Representations Certificate

                                     2.1-iv

          E.   Opinion of Counsel for the Company

          F.   Opinion of Counsel for Compass and Compass Texas

          G.   Compass Texas Representations Certificate

          H.   Release

          I.   Release

          J.   Rights Agreement

          K.-1 Employment Agreement

          K.-2 Employment Agreement

          L.   Noncompetition Agreement

LIST OF SCHEDULES

Schedule 3.2           Company Capitalization

Schedule 3.5 Violations of Law; Conflicts of Interest; Share Litigation; Termination of Existence

Schedule 3.6           Company Prior Consents

Schedule 3.9           Financial Statements

Schedule 3.10          Absence of Material Changes or Adverse Effects

Schedule 3.12          Company Legal Proceedings

Schedule 3.13          Tax Liabilities

Schedule 3.14(a)       Employee Welfare Benefit Plans

Schedule 3.14(b)       Employee Pension Benefit Plans

Schedule 3.14(c)       Deferred Compensation, Bonus and Stock Purchase Plans

Schedule 3.14(l) Additional Payments Due Under Deferred Compensation, Bonus, Employee Welfare Benefit Plans and Employee Pension Benefit Plans

Schedule 3.15          Employment Contracts and Collective Bargaining Agreements

                                     2.1-v

Schedule 3.16          Leases, Subleases, Contracts and Agreements;
                       Participations; Default of Contracts; Marketable Title

Schedule 3.17          Related Company Transactions

Schedule 3.18          Compliance with Laws

Schedule 3.19          Insurance Policies

Schedule 3.20          Patents, Trademarks and Copyrights

Schedule 3.21          Environmental Compliance

Schedule 3.22          Regulatory Actions; Agreements

Schedule 3.23          Title to Properties; Property

Schedule 3.25          Company Shareholders Disposing of Stock

Schedule 4.2           Compass Prior Consents

Schedule 5.1(i)        List of Accounts and Safe Deposit Boxes

Schedule 5.1(j)        List of Liabilities and Obligations of the Company

Schedule 5.2           Disposal of Property

                                     2.1-vi

                         AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of August 3, 1998, by and between Compass Bancshares, Inc. a Delaware corporation ("Compass"), and Albrecht & Associates, Inc., a Texas corporation ("Company").

     WHEREAS, Compass and the Company believe that the Merger (as defined herein) of the Company with an existing or to-be-formed subsidiary ("Compass Texas") of Compass incorporated under the laws of the State of Delaware to be added as a party to this Agreement after the date hereof in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective institutions and shareholders; and

     WHEREAS, the respective boards of directors of the Company and Compass have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

      SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act (the "TBCA"), and the General Corporation Law of the State of Delaware (the "GCL"), the Company shall be merged with and into Compass Texas (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Following the Merger, Compass Texas shall continue as the surviving company (the "Surviving Company") and the separate corporate existence of the Company shall cease. Compass shall not be deemed a party to the Merger for the purposes of Article 5.06 of the TBCA or the GCL.

      SECTION 1.2 Effective Time. The Merger shall be consummated by the filing by the Texas Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the TBCA and by the filing by the Delaware Secretary of State of a Certificate of Merger in the form required by and executed in accordance with the relevant provisions of the GCL, and by the issuance of a Certificate of Merger by the Secretary of State of Texas. (The date of such issuance and filing or such other time and date as may be specified in the Articles and Certificate of Merger shall be the "Effective Time").

      SECTION 1.3 Certain Effects of the Merger. The Merger shall have the effects set forth in Article 5.06 of the TBCA and in the GCL.

      SECTION 1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and the By-Laws of Compass Texas, in each case as in effect at the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Company.

      SECTION 1.5 Directors and Officers. The directors and officers of Compass Texas at the Effective Time shall be the directors and officers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Company, or as otherwise provided by law.

      SECTION 1.6 Conversion of Shares. (a) Each share of the Company's common stock, par value $1.00 per share ("Company Common Stock" or "Shares"), issued and outstanding immediately prior to the Effective Time ("Common Shares Outstanding"), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the consideration payable as set forth below (the "Merger Consideration") to the holder of record thereof, without interest thereon, upon surrender of the certificate representing such Share. For the purposes of determining the number of Shares issued and outstanding, the number of Shares issued and outstanding shall be increased by the number and class of Shares that may be acquired upon exercise or conversion of any warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares which is in effect or outstanding prior to the Effective Time. At the Closing the Company shall calculate and certify to Compass the Common Shares Outstanding.

     (b) (i) Subject to Subsections (ii), (iii) and (iv) below, in consideration for the Merger, Compass will issue to the holders of the Shares an aggregate number of shares of its common stock, par value $2.00 per share which is quoted under the symbol "CBSS" on the NASDAQ National Market System ("Compass Common Stock"), which is equal to $10,000,000 divided by the average closing sale price of the Compass Common Stock as reported by the NASDAQ National Market System for the twenty days of trading preceding the tenth business day prior to the Effective Time (the "Share Determination Market Value").

     (ii) In the event that the Share Determination Market Value would result in the number of shares of Compass Common Stock to be issued to be greater than 250,000, Compass will issue to the holders of the shares of Company Common Stock an aggregate number of shares of Compass Common Stock equal to 250,000.

     (iii) In the event the Share Determination Market Value would result in the number of shares of Compass Common Stock to be issued to be less than 198,333, Compass will issue to the holders of the shares of Company Common Stock an aggregate number of shares of Compass Common Stock equal to 198,333.

     (iv) In the event the Share Determination Market Value is less than $35.00 per share, the Company may terminate this Agreement (the "Pricing Termination Option") by written notice to

                                     2.1-2

Compass within five business days from the date upon which the Share Determination Market Value less than $35.00 per share is capable of being determined. In the event the Company exercises its Pricing Termination Option, Compass shall have the right to reject such termination of the Agreement by the Company (the "Termination Rejection") by agreeing to issue an aggregate number of shares equal to the quotient of $8,750,000 divided by the Share Determination Market Value ("New Shares") in which event each holder of Company Common Stock shall receive for each share so held Merger Consideration equal to the quotient of the New Shares divided by the Common Shares Outstanding. Such Termination Rejection shall be exercised by notice to the Company within three business days following the date on which Compass receives notice of the Company's exercise of the Pricing Termination Option. In the event Compass fails to notify the Company of its election to reinstate this Agreement within such three business day period, this Agreement shall then be terminated.

     (v) The ratio of the number of shares of Compass Common Stock to be exchanged for each Share, respectively, and the share figures and $35.00 figure set forth in subsections (ii), (iii) and (iv) above shall be adjusted appropriately to reflect any dividends payable in stock or splits with respect to Compass Common Stock, where the record date or payment occurs prior to the Effective Time.

     (c) Compass will not issue any certificates for any fractional shares of Compass Common Stock otherwise issuable pursuant to the Merger. In lieu of issuing such fractional shares, Compass shall pay cash to any holder of Shares otherwise entitled to receive such fractional share. Such cash payment shall be based on the Share Determination Market Value.

     (d) Each share of capital stock of Compass Texas issued and outstanding immediately before the Effective Time shall not be converted or exchanged by virtue of the Merger and shall remain outstanding as one share of capital stock of the Surviving Corporation.

      SECTION 1.7   Pooling Transfer Restrictions Agreement.   Within 30 days
after the date hereof, the Company shall enter into and cause each Company shareholder who is an "affiliate" (as defined in Securities and Exchange Commission ("SEC") Rule 405) of the Company to enter into with Compass a written agreement substantially in the form of Exhibit B attached hereto.

      SECTION 1.8 Closing. Upon the terms and subject to the conditions hereof, and the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, the Company and Compass Texas shall execute and deliver the Articles of Merger, as described in Section 1.2, and the parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the office of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. in Houston, Texas (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                     2.1-3

                                  ARTICLE II.

                              EXCHANGE OF SHARES

      SECTION 2.1   Exchange of Shares.

      (a) At least 15 days prior to the Effective Time, Compass shall deliver to each record holder (the "Shareholders") of an outstanding certificate or certificates which as of the Effective Time will represent Shares (the "Certificates"), a form letter of transmittal in substantially the form of Exhibit A attached hereto approved by the Company and Compass ("Letters of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Compass) and instructions for use in effecting the surrender of the Certificates for payment therefor. If the Shareholders provide Compass with copies of completed Letters of Transmittal and Certificates, Compass shall promptly, but in no event later than the fifth business day after the delivery of such Letters of Transmittal, advise the Company whether any defect, omission or other issue exists, regarding the Letters of Transmittal or the Certificates, that would prevent any Shareholder from receiving, at the Effective Time, cash
and Compass Common Stock in the amount provided for in Section 1.6.   Upon
surrender to Compass of a Certificate, together with a properly executed and completed Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor cash and Compass Common Stock in the amount provided in Section 1.6, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificate and no dividend will be disbursed with respect to the shares of Compass Common Stock until the holder's Shares are surrendered in exchange therefor. If payment or delivery of Compass Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment and delivery of Compass Common Stock to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.1, each Certificate shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

     (b) After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to such time of filing. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be promptly presented to Compass and exchanged as provided in this Article II.

     (c) At the Closing, Compass shall deliver to the Shareholders who have submitted to Compass on or prior to the Effective Time their Certificates, accompanied by properly executed and completed Letters of Transmittal, cash and Compass Common Stock in the amount provided for in Section 1.6.

                                     2.1-4

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the representations and warranties set forth in this Article III to Compass. The Company has delivered to Compass the Schedules to this Agreement referred to in this Article III prior to the date hereof. The Company agrees at the Closing to provide Compass and Compass Texas with supplemental Schedules reflecting any changes thereto between the date of such Schedules and the date of the Closing.

      SECTION 3.1 Organization and Qualification. The Company is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. Except as set forth on Schedule 3.17, the Company does not own or control any Affiliate (as defined in Section 3.17). True and correct copies of the Articles of Incorporation and Bylaws of the Company, with all amendments thereto through the date of this Agreement, have been delivered by the Company to Compass. The nature of the business of the Company and its activities, as currently conducted, do not require it to be qualified to do business in any jurisdiction other than the State of Texas.

      SECTION 3.2 Company Capitalization. As of the date hereof, the authorized capital stock of the Company consists solely of 10,000 shares of Company Common Stock, of which 6,000 shares are issued and outstanding, and none of which are held in treasury. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, convertible securities, rights, warrants, calls, or other agreements or commitments of any kind issued or granted by, or binding upon, the Company to purchase or otherwise acquire any security of or equity interest in the Company. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, calls, convertible securities or other agreements or commitments obligating the Company to issue any shares of the Company, or to the knowledge of the Company, irrevocable proxies or any agreements restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the Shares that have been issued have been duly authorized, validly issued and are fully paid and non-assessable, and are or were subject to preemptive rights. There are no restrictions applicable to the payment of dividends on the Shares, except pursuant to the TBCA and applicable banking laws and regulations and all dividends declared prior to the date hereof have been paid.

      SECTION 3.3 Equity Ownership. The Company does not have and never has had any equity ownership in any other person.

      SECTION 3.4 Authority Relative to the Agreement. The Company has full corporate power and authority and no further proceedings on the part of the Company are necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby which have been duly and validly authorized by its Board of Directors and the shareholders. This Agreement

                                     2.1-5
has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding and enforceable obligation of the Company, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such approval of regulatory agencies and other governmental authorities having authority over the Company as may be required by statute or regulation. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of or default under the respective Articles of Incorporation or By-Laws of the Company.

      SECTION 3.5 No Violation. Except as set forth on Schedule 3.5, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the Board of Governors of the Federal Reserve System ("FRB"), the Federal Deposit Insurance Corporation ("FDIC") and the Texas Banking Commissioner ("Commissioner") will
(i) violate (with or without the giving of notice or the passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to the Company or (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of the Company pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which the Company is a party or by which any of its assets or properties are subject or bound. Except as set forth on Schedule 3.5, there are no proceedings pending or, to the knowledge of the Company, threatened, against the Company or involving the Shares, at law or in equity or before or by any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to Compass or Compass Texas upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 3.5, or as contemplated hereby, the corporate existence, business organization, assets, licenses, permits, authorizations and contracts of the Company will not be terminated or impaired by reason of the execution, delivery or performance by the Company of this Agreement or consummation by the Company of the transactions contemplated hereby, assuming the receipt of required regulatory approvals.

      SECTION 3.6 Consents and Approvals. The Company's Board of Directors and the Company's shareholders by written consent have approved and adopted this Agreement. Except as described in Schedule 3.6 hereto, no prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby, except the filing of the Articles of Merger under the TBCA, and such approvals as may be required from the SEC, the FRB, FDIC and the Commissioner.

                                     2.1-6

      SECTION 3.7 Regulatory Reports. Except as set forth on Schedule 3.7, the Company has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with any other regulatory authority having jurisdiction over any such persons.

      SECTION 3.8 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Exchange Act nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company have been registered under the Securities Act, the Securities Act of the State of Texas, and all other applicable laws or were exempt from any such registration requirements.

      SECTION 3.9 Financial Statements. The Company has provided Compass with a true and complete copy of the unaudited statement of financial position of the Company as of December 31, 1997, and the related statements of income, shareholders' equity and changes in cash flows for the years ended December 31, 1997 and 1996, and the statements of financial position of the Company as of March 31, 1998 and the related statements of income, shareholders' equity and changes in cash flows for the three-month periods ended March 31, 1998 and 1997, (such statements of financial position and the related statements of income, shareholders' equity and changes in cash flows are collectively referred to herein as the "Financial Statements"). Except as described in the notes to the Financial Statements, the Financial Statements, including the consolidated statement of financial position and the related statements of income, shareholders' equity and changes in cash flows (including the related notes thereto) of the Company, fairly present the financial position of the Company as of the dates thereof and the results of operations and changes in financial position of the Company for the periods then ended, on a cash basis and consistent with internal company accounting policies applied on a basis consistent with prior periods (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments), except as otherwise noted therein, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of the Company. The Company does not have any liabilities or obligations of a type which should be included in or reflected on the Financial Statements if prepared in accordance with Generally Accepted Accounting Principles ("GAAP") except as expressly set forth on Schedule 3.9, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Financial Statements. The Company will provide Compass with the unaudited statements of financial position of the Company as of the end of each month hereafter, prepared on a basis consistent with prior periods. The Company has no off balance sheet liabilities associated with financial derivative products or potential liabilities associated with financial derivative products.

      SECTION 3.10 Absence of Certain Changes. Except as and to the extent set forth on Schedule 3.10 or as otherwise required by this Agreement, since March 31, 1998 (the "Balance Sheet Date") the Company has not:

                                     2.1-7

     (a) made any amendment to its Articles of Incorporation or Bylaws or changed the character of its business in any material manner;

     (b)   suffered any Material Adverse Effect (as defined in Section
10.13(b));

     (c) entered into any agreement, commitment or transaction except in the ordinary course of business and consistent with prudent practices;

     (d) except in the ordinary course of business and consistent with prudent practices, incurred, assumed or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise);

     (e) permitted or allowed any of its property or assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than statutory liens not yet delinquent) except in the ordinary course of business and consistent with prudent practices;

     (f) except in the ordinary course of business and consistent with prudent practices, canceled any debts, waived any claims or rights, or sold, transferred, or otherwise disposed of any of its properties or assets;

     (g) disposed of or permitted to lapse any rights to the use of any trademark, service mark, trade name or copyright, or disposed of or disclosed to any person other than its employees or agents, any trade secret not theretofore a matter of public knowledge;

     (h) except for regular salary increases granted in the ordinary course of business within the Company's 1998 budget and consistent with prior practices, granted any increase in compensation or paid or agreed to pay or accrue any bonus, percentage compensation, service award, severance payment or like benefit to or for the credit of any director, officer, employee or agent, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan, program or agreement maintained by the Company, for the directors, employees or former employees of the Company ("Employee Benefit Plan");

     (i) directly or indirectly declared, set aside or paid any dividend or made any distribution in respect to its capital stock or redeemed, purchased or otherwise acquired, or arranged for the redemption, purchase or acquisition of, any shares of its capital stock or other of its securities;

                                     2.1-8

     (j) organized or acquired any capital stock or other equity securities or acquired any equity or ownership interest in any person (except through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, the ownership of which does not expose the Company to any liability from the business, operations or liabilities of such person);

     (k) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (l) made any or acquiesced in any change in any accounting methods, principles or practices;

     (m) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with prudent practices; or

     (n) agreed, whether in writing or otherwise, to take any action the performance of which would change the representations contained in this Section
3.10 in the future so that any such representation would not be true in all material respects as of the Closing.

      SECTION 3.11 Company Indebtedness. The Company does not have any indebtedness ("Company Indebtedness").

      SECTION 3.12 Litigation. Except as set forth on Schedule 3.12, there are no actions, suits, claims, investigations, reviews or other proceedings pending or, to the knowledge of the Company, threatened against the Company or involving any of their respective properties or assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or other instrumentality or person or any board of arbitration or similar entity ("Proceeding"). The Company will notify Compass immediately in writing of any Proceedings against the Company. Except as set forth on Schedule 3.12, there are no Proceedings pending or, to the knowledge of the Company, threatened, arising out of any state of facts relating to the sale or purchase of oil and gas or other properties by the Company or by the Company on behalf of a client or customer.

      SECTION 3.13  Tax Matters.  The Company has duly filed all tax returns
that it was  required to file (the "Filed Returns").   All such Filed Returns
were correct and complete in all material respects. The Company has paid, or has established adequate reserves for the payment of, all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes required to be paid with respect to the periods covered by the Filed Returns. With respect to the periods for which returns have not yet been filed and except as set forth on Schedule 3.13,

                                     2.1-9
the Company has established adequate reserves determined in accordance with GAAP for the payment of all federal income taxes and all state and local income taxes and all franchise, property, sales, employment, foreign or other taxes. Except as described in Schedule 3.13, the Company does not have any direct or indirect liability for the payment of federal income taxes, state and local income taxes, and franchise, property, sales, employment or other taxes in excess of amounts paid or reserves established. There are no liens for any taxes on any of the assets of the Company, except for liens for taxes not yet due or for taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. The Company has not entered into any tax sharing agreement or other agreement regarding the allocation of the tax liability of the Company or similar arrangement. Set forth on Schedule 3.13 are the dates of filing of all Filed Returns for all fiscal years since and including January 1, 1990 and any amendments thereto which relate to federal or state income or franchise taxes. The Company has not filed any Internal Revenue Service ("IRS") Forms 1139 (Application for Tentative Refund). Except as set forth on Schedule 3.13, there are no pending questions raised in writing by the IRS or other taxing authority for taxes or assessments of the Company, nor are there any outstanding agreements or waivers extending the statutory period of limitation applicable to any tax assessment or deficiency against the Company for any period. The Company has withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. The Company is neither obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times after January 1, 1991 and will be a validly electing S corporation up to and including the day before the Closing Date. The Company has no "built-in" gains as described in Section 1374 of the Code. Except as disclosed in Schedule 3.13, the Company has never agreed to make, nor is the Company required to make, any adjustment under Section 481(a) of the Code by reason of a change in the method of accounting or otherwise. The Company has not, with regard to any assets held, acquired or to be acquired, filed a consent to the application of Section 341(f) of the Code. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes and related governmental charges and any interest or penalties payable in connection with the payment of taxes.

      SECTION 3.14 Employee Benefit Plans. With respect to all employee benefit plans and programs in which employees of the Company participate the following are true and correct:

     (a) Schedule 3.14(a) lists each "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the "Welfare Benefit Plans") and sets forth (i) the amount of any liability of the Company for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing and (ii) the annual cost attributable to each of the Welfare Benefit Plans; no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant's or former employee's termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

                                     2.1-10

     (b) Schedule 3.14(b) lists each "employee pension benefit plan" (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by the Company or to which the Company contributes or is required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the "Pension Benefit Plans");

     (c) Schedule 3.14(c) lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, restricted stock, excess benefit plan, incentive compensation, stock bonus, cash bonus, severance pay, golden parachute, life insurance, all nonqualified deferred compensation arrangements, rabbi trusts, cafeteria plans, dependent care plans, all unfunded plans and any other employee benefit plans or programs, agreements, arrangements or commitments not required under a previous subsection to be listed (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company (referred to as "Other Programs");

     (d) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

     (e) Each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

     (f) On and after January 1, 1975, neither the Company nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any "prohibited transaction" as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

     (g) Neither the Company nor any corporation or other trade or business controlled by or under common control with the Company (as determined under Sections 414(b) and 414(c) of the Code) ("Common Control Entity") is, or has been within the past five years, a contributing sponsor

                                     2.1-11

(as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has the Company or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, neither the Company nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

     (h) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan and Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the two most recent plan years, have been furnished to Compass;

     (i) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA;

     (j) There are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans;

     (k) No action has been taken, nor has there been a failure to take any action that would subject any person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

     (l) Except as otherwise set forth in Schedule 3.14(l), neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment to be made by the Company (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

                                     2.1-12

      SECTION 3.15 Employment Matters. Except as disclosed on Schedule 3.15, the Company is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of the Company, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. The Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and the Company is not engaged in any unfair labor practice.

      SECTION 3.16 Leases, Contracts and Agreements. Schedule 3.16 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which the Company is a party or by which the Company is bound which obligate or may obligate the Company in the aggregate for an amount in excess of $25,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate the Company in the aggregate for an amount in excess of $25,000 over the entire term of such related contracts (the "Contracts"). The Company has delivered to Compass true and correct copies of all Contracts. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles, and are in full force and effect. Except as described in Schedule 3.16, all rent and other payments by the Company under the Contracts are current, there are no existing defaults by the Company under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. The Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests. The Company is in compliance with the terms, of each contract, agreement, commitment, arrangement, understanding or other instrument to which it is a party with any client or customer to whom the Company provides services and each such contract, agreement, commitment, arrangement, understanding or instrument is in full force and effect with respect to the applicable customer or client.

      SECTION 3.17  Related Company Transactions.  Except as set forth on
Schedule 3.17, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among the Company, whether on its own behalf or in its capacity as trustee or custodian for the funds of any employee benefit plan (as defined in ERISA), and any of its Affiliates. The term "Affiliate" as used in this Agreement means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition,

                                     2.1-13

"control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

      SECTION 3.18 Compliance with Laws. Except as set forth on Schedule 3.18, the Company is not in default in respect to or is in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any statute, law, ordinance, rule, order or regulation of any governmental department, commission, board, bureau, agency or instrumentality, federal, state or local; and the consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Company. The Company has all permits, licenses, and franchises from governmental agencies required to conduct its business as it is now being conducted. The Company is not required to be registered as investment advisors or brokers under the laws of any jurisdiction in which the Company performs services.

      SECTION 3.19 Insurance. The Company has in effect the insurance coverage (including fidelity bonds) described in Schedule 3.19 and have had similar insurance in force for the last 5 years. There have been no claims under such bonds within the last 5 years and the Company is not aware of any facts which would form the basis of a claim under such bonds. The Company has no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms.

      SECTION 3.20  Patents, Trademarks and Copyrights.  Except as set forth in
Schedule 3.20, the Company does not require the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of the Company. The Company owns or is licensed or otherwise has the right to use the items listed in Schedule 3.20.

      SECTION 3.21  Environmental Compliance.  Except as set forth in
Schedule 3.21:

     (a) The Company and any property owned or operated by it is in compliance with all applicable Environmental Laws (as defined in Section 10.13(c)) and has obtained and is in compliance with all permits, licenses and other authorizations (individually a "Permit," and collectively, "Permits") required under any Environmental Law. There is no past or present event, condition or circumstance that could (1) interfere with the conduct of the business of the Company in the manner now conducted relating to such entity's compliance with Environmental Laws, (2) constitute a violation of any Environmental Law or (3) which could have a Material Adverse Effect upon the Company;

     (b) The Company does not currently lease, operate, own, or exercises managerial functions at nor has formerly leased, operated, owned, or exercised managerial functions at any facility or real property that is subject to any actual, potential, or, to the knowledge of the Company, threatened Proceeding under any Environmental Law;

                                     2.1-14

     (c) There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company under any Environmental Law, or relating to the release, threatened release, management, treatment, storage or disposal of, or exposure to Polluting Substances (as defined in Section 10.13(d)), and the Company has not received any notice (whether from any regulatory body or private person) of any claim under, or violation, or potential or threatened violation of, any Environmental Law;

     (d) The Company has not generated or arranged for the treatment, storage or disposal of any Polluting Substances for which it was required under an Environmental Law to execute any waste disposal manifest or receipt;

     (e) There has been no release of Polluting Substances at or under any Property in violation of any Environmental Laws or which would require any remediation or report or notification to any governmental or regulatory authority;

     (f)   There is no asbestos containing material present in any Property; and

     (g) For purposes of this Section 3.21, "Property" includes any property (whether real or personal) which the Company currently or in the past has leased, operated or owned or managed in any manner.

      SECTION 3.22 Regulatory Actions. Except as set forth on Schedule 3.22, there are no actions or proceedings pending or, to the knowledge of the Company, threatened against the Company by or before the Environmental Protection Agency, the Texas Natural Resource Conservation Commission, or any other nation or government, any state or political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except as set forth on Schedule 3.22, the Company is not subject to a formal or informal agreement, memorandum of understanding, enforcement action with or any type of financial assistance by any regulatory authority having jurisdiction over such entity. The Company has not taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any required regulatory approval.

      SECTION 3.23  Title to Properties; Encumbrances.  Except as set forth on
Schedule 3.23, the Company has unencumbered, good, legal, and indefeasible title to all its properties and assets, real and personal, including, without limitation, all the properties and assets reflected in the Financial Statements except for those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent practice since the date of the Financial Statements. The Company does not own any real property. The Company has made available to Compass all of the files and information in the possession of the Company concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. The Company holds good and legal title or good and valid leasehold rights to all assets that are necessary for it to conduct its business as it is currently being conducted. Except as set forth on Schedule 3.23, the Company owns all furniture, equipment, art and other property used to

                                     2.1-15
transact business presently located on its premises. Except as set forth on
Schedule 3.23, no Property has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Polluting Substances.

      SECTION 3.24 Shareholder List. The Company has provided to Compass prior to the date of this Agreement a list of the holders of Shares and the holders of any outstanding warrant, option, convertible debenture or other security entitling the holder thereof to acquire Shares as of December 31, 1997 containing the names, addresses and number of Shares or such other securities held of record, which is accurate in all respects as of such date, and the Company will promptly, advise Compass of any significant changes thereto.

      SECTION 3.25 Section 368 Representations. (a) There is no plan or intention by any Company shareholder who is anticipated to receive one percent (1%) or more of the total Merger Consideration ("1% Shareholder") and, to the knowledge of the Company, and its directors, there is no plan or intention by any of the remaining Company shareholders, to sell or otherwise dispose of (i) shares of the Company prior to and in connection with the Merger to the Company, Compass or any party related to the Company or Compass and (ii) shares of Compass Common Stock received pursuant to the Merger to Compass or any party related to Compass that would reduce all such shareholders' holdings to a number of shares having a total fair market value at the Effective Time of less than fifty percent (50%) of the total fair market value of all of the Company's capital stock outstanding immediately prior to the Effective Time. For purposes of this Section 3.25, shares of the Company's capital stock surrendered by dissenting shareholders and shares of the Company's capital stock sold, redeemed or otherwise disposed of prior or subsequent to and as a part of the overall transaction contemplated by the Merger will be considered to be capital stock of the Company outstanding immediately prior to the Merger.

     (b) The Company has provided to Compass true and correct copies of statements received from each 1% Shareholder with respect to his plan or intention to sell or otherwise dispose of (i) shares of the Company prior to and in connection with the merger to the Company, Compass or any party related to the Company or Compass and (ii) shares of the Compass Common Stock to be received pursuant to the Merger to Compass or any party related to Compass, and has set forth on Schedule 3.25 all knowledge of the Company and its directors about the plans or intentions of any other Company shareholders to sell or otherwise dispose of the (i) shares of the Company prior to and in connection with the merger to the Company, Compass or any party related to the Company or Compass and (ii) shares of Compass Common Stock to be received pursuant to the Merger to Compass or any party related to Compass.

     (c) Compass will not assume any debts or obligations of the holders of the Shares as part of the Merger.

     (d) Except as set forth on Schedule 3.25, there have not been any sales or redemptions of the Company's capital stock in contemplation of the Merger.
Schedule 3.25 sets forth all transactions in the capital stock of the Company since June 1, 1997.

                                     2.1-16

     (e) The liabilities of the Company assumed by Compass as a part of the Merger and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (f) The Company and its shareholders will pay their own expenses which are incurred in connection with the Merger.

     (g) Except as set forth on Schedule 3.25, the Company has not disposed of any assets (either as a dividend or otherwise) constituting more than 10% of the fair market value of all of its assets (ignoring any liabilities) at any time either during the past twelve months or in contemplation of the Merger.

     (h) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (i) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

      SECTION 3.26 Employee Stock Options. There are no Company employee stock option plans or provisions in any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company.

      SECTION 3.27 Accounting Matters. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto.

     SECTION 3.28 Investment Representations. The Shareholders have executed and delivered to Compass investment representations in substantially the form of Exhibit D attached hereto.

      SECTION 3.29 Year 2000 Representation. All software, firmware, microprocessing chips and other data processing devices and services (both as a recipient and as a provider), capabilities and facilities utilized by, and material to the business operations or financial condition of, the Company are or will be able to record and process all calendar dates (whether before, in and after the year 2000) correctly with four-digit year processing and will be able to communicate with other applicable systems to accept any two-digit year date data in a manner that resolves any ambiguities as to century in a properly defined manner.

     SECTION 3.30 Representations Not Misleading. No representation or warranty by the Company in this Agreement, nor any statement, summary, exhibit or schedule furnished to Compass or Compass Texas by the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material

                                     2.1-17
fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                  ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES
                                  OF COMPASS

     Compass hereby makes the representations and warranties set forth in this
Article IV to the Company.

      SECTION 4.1   Organization and Authority.

     (a) Compass is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as now conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement.

     (b) Compass is a bank holding company under the Bank Holding Company Act of 1956, as amended, and in good standing under all laws, rules and regulations applicable to bank holding companies. Compass is duly qualified or licensed and in good standing in each jurisdiction which requires such qualification where it owns or leases properties or conducts business.

      SECTION 4.2 Authority Relative to Agreement. Compass has full corporate power and authority and no further corporate proceedings on the part of Compass are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, all of which have been duly and validly authorized by Compass' Board of Directors. This Agreement has been duly executed and delivered by Compass and is a duly authorized, valid, legally binding and enforceable obligation of Compass, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles, and subject to such shareholder approvals and such approval of regulatory agencies and other governmental authorities having authority over Compass as may be required by statute or regulation. Compass is not in violation of or default under its Certificate of Incorporation or By-Laws or any agreement, document or instrument under which Compass is obligated or bound, or any law, order, judgment, injunction, award, decree, statute, rule, ordinance or regulation applicable to Compass or any of its Subsidiaries, the violation or breach of which could have a Material Adverse Effect on Compass and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.2, neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all the transactions contemplated hereby, following the receipt of such approvals as may be required from the SEC, the FRB, FDIC, and the Commissioner will (i) violate (with or without the giving of notice or passage of time), any law, order, writ, judgment, injunction, award, decree, rule, statute, ordinance or regulation applicable to Compass, or (ii) be in conflict with,

                                     2.1-18
result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any security interest, lien, charge or other encumbrance upon any property or assets of Compass pursuant to, any terms, conditions or provisions of any note, license, instrument, indenture, mortgage, deed of trust or other agreement or understanding or any other restriction of any kind or character, to which Compass is a party or by which any of its assets or properties are bound. Except as set forth on Schedule 4.2, there are no proceedings pending or, to the knowledge of Compass, threatened, against Compass, at law or in equity or before any foreign, federal, state, municipal or other governmental court, department, commission, board, bureau, agency, instrumentality or other person which may result in liability to the Company on the consummation of the transactions contemplated hereby or which would prevent or delay such consummation. Except as set forth in Schedule 4.2, or as contemplated hereby, the corporate existence, business, organization, assets, licenses, permits, authorizations and contracts of Compass will not be terminated or impaired by reason of the execution, delivery or performance by Compass of this Agreement or consummation by Compass of the transactions contemplated hereby, assuming receipt of the required regulatory approvals.

      SECTION 4.3 Financial Reports. Compass has previously furnished the Company a true and complete copy of (i) the 1997 Annual Report to Shareholders, which report (the "Compass 1997 Annual Report") includes, among other things, consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 and
(ii) Compass' quarterly reports on Form 10-Q for the quarter ended March 31, 1998 (the "Quarterly Report") which report includes among other things unaudited balance sheets of Compass and its Subsidiaries as of March 31, 1998 and 1997, respectively, and the related unaudited consolidated statements of income and cash flows for the three-month periods ending March 31, 1998 and 1997. The financial statements contained in the Compass 1997 Annual Report and such Quarterly Reports have been prepared in conformity with GAAP applied on a basis consistent with prior periods. The consolidated balance sheets of Compass and its Subsidiaries as of December 31, 1997 and 1996 contained in the Compass 1997 Annual Report fairly present the consolidated financial condition of Compass and its Subsidiaries as of the dates thereof, and the related consolidated statements of income, shareholders' equity and cash flows of Compass and its Subsidiaries contained therein fairly present the results of operations and cash flows thereof for the fiscal years then ended. The unaudited consolidated financial statements of Compass and its Subsidiaries as of March 31, 1998 and 1997, contained in Compass' Quarterly Report, fairly present the financial condition, the results of the operations and changes in cash flows thereof as of such dates and for the periods indicated. For the purposes of this Agreement, all financial statements referred to in this Section 4.3 shall be deemed to include any notes to such financial statements. Compass has made all filings required to be made in compliance with the Exchange Act. None of the information contained in the Compass 1997 Annual Report or Compass' Quarterly Report is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                     2.1-19

      SECTION 4.4 Capitalization. The shares of Compass Common Stock to be issued pursuant to this Agreement, when so issued, will be duly and validly authorized and issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. As of April 30, 1998, Compass had 70,099,325 shares of common stock, $2.00 per share par value, issued and outstanding. None of the shares of Compass Common Stock to be issued pursuant to this Agreement will be subject to any lien, charge, encumbrance, claim, rights of others, mortgage, pledge or security interest, and none will be subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares of Compass Common Stock except as contemplated hereby.

      SECTION 4.5 Consents and Approvals. No prior consent, approval or authorization of, or declaration, filing or registration with any person, domestic or foreign, is required of or by Compass in connection with the execution, delivery and performance by Compass of this Agreement and the transactions contemplated hereby or the resulting change in control of the Company, except the filing of Articles of Merger under the TBCA, and such approvals as may be required from the SEC, the FRB, the FDIC, and the Commissioner.

      SECTION 4.6 Availability of Compass Common Stock. Compass has available a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration, and Compass will not take any action during the term of this Agreement that will cause it not to have a sufficient number of authorized and unissued shares of Compass Common Stock to pay the Merger Consideration.

      SECTION 4.7 Representations Not Misleading. No representation or warranty by Compass in this Agreement, nor any statement or exhibit furnished to the Company under and pursuant to, or in anticipation of this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE V.

                           COVENANTS OF THE COMPANY

      SECTION 5.1 Affirmative Covenants of the Company. For so long as this Agreement is in effect, the Company shall, from the date of this Agreement to the Closing, except as specifically contemplated by this Agreement:

     (a) operate and conduct its business in the ordinary course of business and consistent with prudent practices;

     (b) preserve intact its corporate existence, business organization, assets, licenses, permits, authorizations, and business opportunities;

                                     2.1-20

     (c)   comply with all material contractual obligations applicable to it;

     (d) maintain all its properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Schedule 3.19 (which shall list all Property insured by such coverages) or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by it and consistent with the existing insurance coverages;

     (e) in good faith and in a timely manner (i) cooperate with Compass and Compass Texas in satisfying the conditions in this Agreement, (ii) assist Compass and Compass Texas in obtaining as promptly as possible all consents, approvals, authorizations and rulings, whether regulatory, corporate or otherwise, as are necessary for Compass and Compass Texas and the Company (or any of them) to carry out and consummate the transactions contemplated by this Agreement, including all consents, approvals and authorizations required by any agreement or understanding existing at the Closing between the Company and any governmental agency or other third party, (iii) furnish information concerning the Company not previously provided to Compass required for inclusion in any filings or applications that may be necessary in that regard and (iv) perform all acts and execute and deliver all documents necessary to cause the transactions contemplated by this Agreement to be consummated at the earliest possible date;

     (f) timely file all financial statements and other reports required to be so filed by it and to the extent permitted by applicable law, promptly thereafter deliver to Compass copies of all financial statements and other reports required to be so filed;

     (g) comply in all material respects with all applicable laws and regulations, domestic and foreign;

     (h) between the date of this Agreement and Closing, promptly give written notice to Compass upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of the Company contained in or referred to in this Agreement to be untrue or misleading in any material respect;

     (i) deliver to Compass a list (Schedule 5.1(i)), dated as of the Effective Time, showing (i) the name of each bank or institution where the Company has accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each person authorized to draw thereon or have access thereto;

     (j) deliver to Compass a list (Schedule 5.1(j)), dated as of the Effective Time, showing all liabilities and obligations of the Company, except those arising in the ordinary course of their respective businesses, incurred since the Balance Sheet Date, certified by an officer of Company;

     (k) promptly notify Compass of any material change or inaccuracies in any data previously given or made available to Compass or Compass Texas pursuant to this Agreement; and

                                     2.1-21

     (l) provide access, to the extent that the Company has the right to provide access, to any or all Property (as defined in Section 3.21) so as to enable Compass to physically inspect any structure or components of any structure on such Property, including without limitation surface and subsurface testing and analyses.

      SECTION 5.2 Negative Covenants of the Company. Except with the prior written consent of Compass or as otherwise specifically permitted by this Agreement, the Company will not from the date of this Agreement to the Closing:

     (a) make any amendment to its articles of incorporation or association or bylaws;

     (b) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or cash basis accounting and after notice to Compass;

     (c) make any change in the number of shares of the capital stock issued and outstanding, or issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock;

     (d) contract to create any obligation or liability (absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with prudent practices;

     (e) contract to create any mortgage, pledge, lien, security interest or encumbrances, restrictions, or charge of any kind (other than statutory liens for which the obligations secured thereby shall not become delinquent), except in the ordinary course of business and consistent with prudent practices;

     (f) except as set forth on Schedule 5.2(f), cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with prudent practices;

     (g) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any person other than its employees any material trade secret not theretofore a matter of public knowledge;

     (h) subject to Section 6.10 and except for matters set forth on Schedule 3.10, and for regular salary increases granted in the ordinary course of business within the Company's 1998 budget and consistent with prior practices, grant any increase in compensation or directors' fees, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer or employee, or adopt, amend or terminate any Employee Benefit Plan or change or modify the period of vesting or retirement age for any participant of such a plan;

                                     2.1-22

     (i) declare, pay or set aside for payment any dividend or other distribution or payment in respect of shares of its capital stock;

     (j) acquire the capital stock or other equity securities or interest of any person;

     (k) make any capital expenditure or a series of expenditures of a similar nature in excess of $25,000 in the aggregate;

     (l) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with prudent practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

     (m) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any contract or commitment other than in the ordinary course of business and consistent with prudent practices;

     (n) except as contemplated by this Agreement, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of the Company;

     (o) make any investments except in the ordinary course of business and in accordance with prudent practices;

     (p)   incur any Company Indebtedness;

     (q) sell or contract to sell any part of the Company's premises nor acquire an interest in any other premises;

     (r)   change any fiscal year or the length thereof;

     (s) take or agree to take any action that would prevent Compass from accounting for the business combination to be effected by the Merger as a pooling of interests, including, without limitation, any action inconsistent with the provisions of Exhibit C hereto; or

     (t)   acquire or establish any Subsidiary; or

     (u) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with the obligations of the Company under this Agreement or any related written agreement. Nothing contained in this Section 5.2 or in Section 5.1 is intended to influence the general management or overall operations of the Company in a manner

                                     2.1-23
not permitted by applicable law and the provisions thereof shall automatically be reduced in compliance therewith.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

      SECTION 6.1 Access To, and Information Concerning, Properties and Records. During the pendency of the transactions contemplated hereby, the Company shall, to the extent permitted by law, give Compass, its legal counsel, accountants and other representatives full access, during normal business hours, throughout the period prior to the Closing, to all of the Company's properties, books, contracts, commitments and records, permit Compass to make such inspections (including without limitation physical inspection of the surface and subsurface of any property thereof and any structure thereon) as they may require and furnish to Compass during such period all such information concerning the Company and its affairs as Compass may reasonably request. All information disclosed by the Company to Compass which is confidential and is so identified to Compass as confidential shall be held confidential by Compass and its representatives, except to the extent counsel to Compass has advised it such information is required to or should be disclosed in filings with regulatory agencies or governmental authorities or in proxy materials delivered to shareholders of the Company. In the event this Agreement is terminated pursuant to the provisions of Article VIII, upon the written request of the Company, Compass agrees to destroy or return to the Company all copies of such confidential information.

      SECTION 6.2 Filing of Regulatory Approvals. As soon as reasonably practicable, Compass shall file all notices and applications to the FRB, the Commissioner, and the FDIC which Compass deems necessary or appropriate to complete the transactions contemplated herein. Compass will deliver to the Company, and the Company will deliver to Compass, copies of all non-confidential portions of any such applications.

      SECTION 6.3 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, Compass and the Company agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement. Compass and the Company shall use their respective best efforts to obtain or cause to be obtained consents of all third parties and governmental and regulatory authorities necessary or desirable for the consummation of the transactions contemplated herein.

      SECTION 6.4 Company Indebtedness. Prior to the Effective Time, the Company shall pay all regularly scheduled payments on all Company Indebtedness and shall cooperate with Compass in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness

                                     2.1-24
of the Company with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

      SECTION 6.5 Best Good Faith Efforts. All parties hereto agree that the parties will use their best good faith efforts to secure all regulatory approvals necessary to consummate the Merger and other transactions provided herein and to satisfy the other conditions to Closing contained herein.

      SECTION 6.6 Exclusivity. The Company shall not solicit, entertain or negotiate with respect to any offer to acquire the Company from any other person. During the term of this Agreement, the Company shall not provide information to any other person in connection with a possible acquisition of the Company. Immediately upon receipt of any such unsolicited offer, the Company will communicate to Compass the terms of any proposal or request for information and the identity of parties involved.

      SECTION 6.7 Public Announcement. Subject to written advice of counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the proposal contained herein will occur upon, and be determined by, the mutual consent of the Company and Compass.

      SECTION 6.8 Employee Benefit Plans. Compass presently intends that, after the Merger, Compass, the Company will not make additional contributions to the employee benefit plans that were sponsored by the Company immediately prior to the Merger. Compass agrees that the employees of the Company who are retained as employees of Compass or any affiliate of Compass will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Compass and its affiliates, in accordance with the respective terms of such plans and programs, and Compass shall take all actions necessary or appropriate to facilitate coverage of the Company's employees in such plans and programs from and after the Effective Time, subject to the following:

     (i) Employee Welfare Benefit Plans and Programs: Each employee of the Company will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subparagraph (ii) below and any stock option plans) sponsored by Compass to the extent the Company sponsored a similar type of plan which the Company employee participated in immediately prior to the Effective Time. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Company employee. For purposes of determining each Company employee's benefit for the year in which the Merger occurs under the Compass vacation program, any vacation taken by a Company employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total Compass vacation benefit available to such employee for such year. Compass agrees that for purposes of determining the number of vacation days available with respect to each Company employee for the year in which

                                     2.1-25
the Merger occurs, that the number of vacation days for such year shall be determined under the Company vacation policy in effect as of January 1, 1998.

     (ii) Employee Pension Benefit Plans: Each Company employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to the Compass employee pension benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, the Compass 401(k)/ESOP Plan). Notwithstanding the foregoing, Compass shall not grant any prior years of service credit to employees of the Company with respect to any defined benefit pension plans sponsored (or contributed to) by Compass; instead, Company employees shall be treated as newly hired employees of Compass as of the date following the Effective Time for purposes of determining eligibility, vesting and benefit accruals thereunder.

     On or before, but effective as of the Effective Time, the Company may take such actions as may be necessary to cause each individual employed by the Company immediately prior to the Effective Time to have a fully vested and nonforfeitable interest in such employee's account balance under the 401(k) plan sponsored by the Company as of the Effective Time.

 SECTION 6.9   Certain Tax Matters.

     (a)   Tax Periods ending on or before the Closing Date.

           Compass shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Compass shall permit the Shareholders to review and comment on each such tax return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their respective individual tax returns in a manner consistent with the Schedule K-1s prepared by Compass for such periods. Except for any accounting method changes pursuant to applications that are approved by the IRS and reflected in Schedule 3.13, all tax returns described in this
Section 6.9(a), in the absence of a controlling change in law or circumstance, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which tax returns involving similar tax items have been filed.

     (b)   Cooperation on Tax Matters.

           Compass, the Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 6.9 and any audit, litigation, or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (i) to

                                     2.1-26
retain all books and records with respect to tax matters relevant to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Compass or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records. Compass, the Company and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      SECTION 6.10  Principal Compensation. The annual base salaries of Robert
A. Albrecht and Harrison Williams (collectively, the "Principals") shall equal in the aggregate $250,000 for July 1, 1998 through December 31, 1998 and $500,000 for fiscal years beginning January 1, 1999 and the aggregate amount of annual bonuses or other distributions to the Principals shall equal 30% of the amount by which the Net Revenue (as defined in this Section 6.10) of the Company exceeds $1,250,000 for July 1, 1998 through December 31, 1998 and $2,500,000 for fiscal years beginning January 1, 1999. "Net Revenue" for purposes of this
Section 6.10 shall mean the total revenue and income of the Company less all operating and other expenses, including without limitation, base salary, benefit expenses of all employees of the Company, and the retention/severance payments made to employees of the Company (including without limitation, the Principals) pursuant to Section 6.11 below, but excluding the acquisition costs, brokerage fees or the amortization of the noncompetition payments made by Compass, Compass Texas or any affiliates of Compass or Compass Texas to any employee of the Company or Compass Texas incurred or paid in connection with the Merger, before taxes.

      SECTION 6.11 Employee Retention/Severance Payments. The Company may pay $475,000 in retention/severance payments between June 30, 1998 and the Effective Time from Net Revenue (as defined in this Section 6.11) generated between June 30, 1998 and the Effective Time to employees of the Company other than the Principals. "Net Revenue" for purposes of this Section 6.11 shall mean the total revenue and income of the Company less all operating and other expenses, including without limitation, base salary and benefit expenses of all employees of the Company (including without limitation, the Principals), but excluding the acquisition costs, brokerage fees or the amortization of the noncompetition payments made by Compass, Compass Texas or any affiliates of Compass or Compass Texas to any employee of the Company or Compass Texas incurred or paid in connection with the Merger, before taxes.

                                     2.1-27

                                 ARTICLE VII.

                   CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) the receipt of regulatory approvals which approvals shall not have imposed any condition or requirement which in the judgment of Compass would adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would in the judgment of Compass be so burdensome as to render inadvisable the consummation of the Merger, and the expiration of any applicable waiting period with respect thereto; and

     (b) the Closing will not violate any injunction, order or decree of any court or governmental body having competent jurisdiction.

      SECTION 7.2 Conditions to the Obligations of Compass and Compass Texas to Effect the Merger.

     The obligations of Compass and Compass Texas to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of the Company shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) the Company shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) there shall not have occurred a Material Adverse Effect with respect to the Company;

     (d) the directors of the Company shall have delivered to Compass an instrument in the form of Exhibit H attached hereto dated the Effective Time releasing the Company from any and all claims of such directors (except as to their rights of indemnification pursuant to the Articles of Incorporation or Bylaws of the Company) and shall have delivered to Compass their resignations as directors of the Company;

     (e) the officers of the Company shall have delivered to Compass an instrument in the form of Exhibit H attached hereto dated the Effective Time releasing the Company from any and all claims of such officers (except as to accrued compensation permitted by their respective agreements

                                     2.1-28
with the Company and as to their rights of indemnification pursuant to the Articles of Incorporation or Bylaws of the Company);

     (f) Compass shall have received the opinions of counsel to the Company acceptable to it as to the matters set forth on Exhibit E attached hereto;

     (g) Compass shall have received a letter from KPMG Peat Marwick, LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement;

     (h)   there shall be no Company Indebtedness;

     (i) Compass shall have received from holders of the Company's capital stock receiving at least 50% of the total Merger Consideration a representation that they have no plan or intention to sell or otherwise dispose of (i) shares of the Company prior to and in connection with the Merger to the Company or any party related to the Company or Compass and (ii) shares of Compass Common Stock received pursuant to the Merger to Compass or any party related to Compass;

     (j) Compass shall have received an opinion of counsel satisfactory to it on the basis of certain facts, representations, and assumptions set forth in such opinion to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Compass, the Company, Compass Texas and others;

     (k) the Company shall have delivered to Compass a schedule of all transactions in the capital stock (or instruments exercisable for or convertible into capital stock) of the Company of which the Company has knowledge from and including the date of this Agreement through the Effective Time;

     (l) Compass shall have determined, in its sole judgment, that the liabilities and obligations set forth on Schedule 5.1(j) do not have a Material Adverse Effect;

     (m) Compass shall have received an investment representation certificate in substantially the form of Exhibit D from each of the Shareholders dated as of the Effective Time;

     (n) Robert A. Albrecht ("Albrecht") and Harrison Williams ("Williams") shall have entered into employment agreements (the "Employment Agreements") with Compass or one of its Affiliates, in substantially the forms of Exhibits K-1 and K-2 attached hereto;

     (o) Albrecht shall have entered into a noncompetition agreement with Compass, in substantially the form of Exhibit L attached hereto;

                                     2.1-29

     (p)   the Company shall have filed a final franchise tax return;

     (q) the sole shareholder of the Company shall have approved the payments to be made to Harrison Williams pursuant to the Employment Agreements;

     (r) the Company shall have paid any brokerage fees owed to GulfStar Group, Inc.; and

     (s) Compass shall have received certificates dated the Closing executed by the Chairman of the Board and the Secretary of the Company, certifying in such reasonable detail as Compass may reasonably request, to the effect described in Sections 7.2(a), (b), (c) and (h).

      SECTION 7.3 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     (a) all representations and warranties of Compass shall be true and correct in all material respects as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) Compass and Compass Texas shall have performed in all material respects all obligations and agreements and in all material respects complied with all covenants and conditions contained in this Agreement to be performed or complied with by either of them prior to the Effective Time; and

     (c) the Company shall have received the opinion of counsel to Compass and Compass Texas acceptable to it, as to the matters set forth on Exhibit F attached hereto;

     (d) the Company shall have delivered to the directors of the Company an instrument in the form of Exhibit I attached hereto dated the Effective Time releasing such directors from any and all claims of the Company (except as to indebtedness or other contractual liabilities); provided, however, that such releases shall not release an action against such directors by Compass or Compass Texas in connection with the transactions contemplated by this Agreement;

     (e) the Shareholders shall have received the Merger Consideration payable pursuant to Section 1.6(b).

     (f) Compass or one of its affiliates shall have entered into the Employment Agreements;

     (g) the rights agreement, in substantially the form attached hereto as Exhibit J, shall have been executed by Compass; and

                                     2.1-30

     (h) the Company shall have received certificates dated the Closing, executed by an appropriate officers of Compass and Compass Texas, respectively, certifying, in such detail as the Company may reasonably request, to the effect described in Sections 7.3(a) and (b).

                                 ARTICLE VIII.

                        TERMINATION; AMENDMENT; WAIVER

      SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:

     (a) by mutual written consent duly authorized by the Boards of Directors of Compass and the Company;

     (b) by Compass (i) if Compass learns or becomes aware of a state of facts or breach or inaccuracy of any representation or warranty of the Company contained in Article III which constitutes a Material Adverse Effect, (ii) the factual substance of any of the warranties set forth in Section 3.21 is not true and accurate in all material respects irrespective of the knowledge or lack of knowledge of the Company, or (iii) if any of the conditions to Closing contained in Section 7.1 or 7.2 are not satisfied or waived in writing by Compass;

     (c) by the Company if the conditions to Closing contained in Section 7.1 or 7.3 are not satisfied or waived in writing by the Company;

     (d) by Compass or the Company if the Effective Time shall not have occurred on or before the expiration of seven months from the date of this Agreement or such later date agreed to in writing by Compass and the Company; or

     (e) by Compass or the Company if any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and nonappealable.

      SECTION 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Sections 6.9, 8.2, 9.1, 10.1 and 10.8. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

      SECTION 8.3 Amendment. (a) To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Board of Directors of the Company, Compass and, if required, Compass Texas at any time before or after adoption of this

                                     2.1-31

Agreement by the shareholders of the Company but, after any submission of this Agreement to such shareholders for approval, no amendment shall be made which reduces the Merger Consideration or which materially and adversely affects the rights of the Company's shareholders hereunder without any required approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     (b) The parties hereto hereby agree to enter into an amendment of this Agreement for the purpose of adding Compass Texas as a party hereto, which amendment shall be made prior to any submission of this Agreement to shareholders of the Company for their approval. As a condition to the Company's entry into such an amendment, Compass Texas shall deliver to the Company a certificate in substantially the form of Exhibit G attached hereto.

      SECTION 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                                   SURVIVAL

      SECTION 9.1 Survival of Representations, Warranties and Covenants. The parties hereto agree that all of their respective representations, warranties and covenants contained in this Agreement shall not survive after the Effective Time other than the covenants contained in Sections 2.1, 6.8, 6.9, 10.1, and 10.4.

                                  ARTICLE X.

                                 MISCELLANEOUS

      SECTION 10.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, attorneys' fees, accountants' fees, other professional fees and costs related to expenses of officers and directors of the Company, shall be paid by the party incurring such costs and expenses. Each party hereto hereby agrees to and shall indemnify the other parties hereto against any liability arising from any such fee or payment incurred by such party.

      SECTION 10.2 Brokers and Finders. Other than GulfStar Group, Inc. who has been retained by the Company, all negotiations on behalf of Compass and the Company relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the parties hereto and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against Compass, Compass Texas or the Company for financial

                                     2.1-32
advisory fees, brokerage or commission fees, finder's fees or other like payment in connection with the consummation of the transactions contemplated hereby.

      SECTION 10.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, provided that Compass may assign its rights and obligations or those of Compass Texas to any direct or indirect, wholly-owned, subsidiary of Compass, but no such assignment shall relieve Compass of its obligations hereunder if such assignee does not perform such obligations.

      SECTION 10.4 Further Assurances. From time to time as and when requested by Compass or its successors or assigns, the Company, the officers and directors of the Company,, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Company's title to and possession of, all of its property, interests, assets, rights, privileges, immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

      SECTION 10.5 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 10.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      SECTION 10.7 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered if in person, by cable, telegram or telex or by telecopy, or five business days after mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                                     2.1-33
     if to Compass or Compass Texas:

          D. Paul Jones, Jr.
          Chairman and Chief Executive Officer
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.: (205) 933-3043

          Charles E. McMahen
          Chairman and Chief Executive Officer
          Compass Banks of Texas, Inc.
          24 Greenway Plaza
          Houston, Texas 77046
          Telecopy No.:  (713) 993-8500

     with copies to:

          Daniel B. Graves
          Associate General Counsel
          Compass Bancshares, Inc.
          15 South 20th Street
          Birmingham, Alabama 35233
          Telecopy No.:  (205) 933-3043

          and

          Annette L. Tripp
          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Chase Tower, 600 Travis
          Houston, Texas 77002
          Telecopy No.:  (713) 223-3717

     if to the Company:

          Robert A. Albrecht
          Albrecht & Associates, Inc.
          1111 Fannin, Suite 1470
          Houston, Texas 77002
          Telecopy No.: (713) 658-0654

                                     2.1-34
     with a copy to:

          Adrienne Randle Bond
          Bond, Taylor & Lee, LLP
          1021 Main St., Suite 1220
          Houston, Texas 77002
          Telecopy No.: (713) 759-1980

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the GCL governs aspects of the Merger.

      SECTION 10.9 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 10.12 Incorporation by References. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

      SECTION 10.13 Certain Definitions.

     (a) "Subsidiary" or "Subsidiaries" shall mean, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

                                     2.1-35

     (b) "Material Adverse Effect" shall mean any material adverse circumstance, event or series of events with respect to the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations of the Company (or when the reference is to Compass, to Compass and its Subsidiaries, taken as a whole).

     (c) "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules, regulations, guidance documents, directives, and decisions, interpretations and orders of courts or administrative agencies or authorities, relating to the release, threatened release, recycling, processing, use, handling, transportation treatment, storage, disposal, remediation, removal, inspection or monitoring of Polluting Substances or protection of human health or safety or the environment (including, without limitation, wildlife, air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), the Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substances Control Act ("TSCA"), Occupational Safety and Health Act ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and any and all regulations promulgated pursuant to any of the foregoing.

     (d) "Polluting Substances" shall mean those substances included within the statutory or regulatory definitions, listings or descriptions of "pollutant," "contaminant," "toxic waste," "hazardous substance," "hazardous waste," "solid waste," or "regulated substance" pursuant to CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, and/or any other Environmental Laws, as amended, and shall include, without limitation, any material, waste or substance which is or contains explosives, radioactive materials, oil or any fraction thereof, asbestos, or formaldehyde. To the extent that the laws or regulations of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic waste," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws such broader meaning shall apply.

     (e) "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, discarding or abandoning.

     (f) "Knowledge" or "known" -- An individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. A corporation shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer (or in any similar capacity) of the corporation has, or at any time had, knowledge of such fact or other matter.

                                     2.1-36

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


ATTEST:                     COMPASS BANCSHARES, INC.



By  /s/ Daniel B. Graves            By  /s/ Garrett R. Hegel
  ----------------------------        -------------------------------
  Its: Assistant Secretary            Its: Chief Financial Officer



ATTEST:                             ALBRECHT & ASSOCIATES, INC.



By  /s/ Robert A. Albrecht          By  /s/ Robert A. Albrecht
  ----------------------------        -------------------------------
  Its:                                Its: President

                                     2.1-37